Legend Oil and Gas, Ltd. 10-K

Exhibit 10.37

Execution Version

AMENDED AND RESTATED SECURED PROMISSORY NOTE

April 5, 2016	$3,246,700.00
Maturity Date: April 3, 2018

FOR VALUE RECEIVED, the undersigned, Legend Oil and Gas, Ltd., a Colorado corporation (“Legend”) and Black Diamond Energy Holdings LLC, a Delaware limited liability company (“Black Diamond”) (Legend and Black Diamond hereinafter collectively referred to as “Makers”), joint and severally, hereby execute this Amended and Restated Secured Promissory Note (this “Note”) and hereby unconditionally promise to pay to the order of Sher Trucking L.L.C., a Nevada limited liability company (hereinafter referred to as “Payee”), the principal sum of THREE million TWO HUNDRED FORTY-Six thousand SEVEN HUNDRED DOLLARS ($3,246,700.00) (which constitutes $2,854,000 in principal, $142,700 in interest accrued and outstanding as of the date hereof under the terms of the Secured Promissory Note of 2015, and $250,000 in restructuring fees) and in lawful money of the United States of America, on the terms provided below.

1.

Definitions. For purposes of this Note, unless the context otherwise requires, the following terms shall have the definitions assigned to such terms as follows:

a.

“Business Day” shall mean for all purposes any day except Saturday, Sunday, or a day which in the United States is a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the State of Utah.

b.

“Credit Card Debt” shall mean the obligations owed to Bank of America, identified as a business card in the name of Black Diamond Energy LLC, account number 4339 9315 9737 1038, with a balance of approximately $56,826.50 as of March 7, 2016.

c.

“Dollars” and the sign “$” shall mean lawful currency of the United States of America.

d.

“Event of Default” shall mean the occurrence of any one or more of the following events:

i.

Failure of Makers to pay any installment of principal, interest, or fees on this Note in a timely manner or on any other indebtedness of Makers to Payee when due under this Note, or failure to make payments on the Credit Card Debt as set forth herein ; or

ii.

Makers shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed in this Note (other than any such term, covenant or agreement specified in clause (i), immediately above) and such failure shall continue unremedied or shall not be waived for a period of ten (10) Business Days after written notice thereof from Payee to Makers; or

iii.

If any Maker or any of its affiliates party to the Security Agreement (collectively with the Makers, the “Obligors”) shall admit in writing its inability to pay such debts generally, other than going concern language in Makers’ SEC filings of Forms 10-K or 10-Q, or shall make a general assignment for the benefit of creditors or any Obligor shall become insolvent (however defined or evidenced) or makes an assignment for the benefit of creditors; or

iv.

If there shall be filed by or against any Obligor a petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced with respect to any Obligor under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against any Obligor and such proceeding or petition shall have continued undismissed and unvacated for at least sixty (60) days; or

v.

If any petition or application to any court or tribunal, at law or in equity, shall be filed by or against any Obligor for the appointment of any receiver or trustee for any Obligor or any material part of the property of any Obligor, provided that in the case of any involuntary filing against any Obligor, such proceeding or appointment shall have continued undismissed and unvacated for at least sixty (60) days; or

vi.

The occurrence of a default or event of default under the Security Agreement securing this Note after any applicable cure periods set forth in such Security Agreement; or

vii.

Any lien, security interest, or obligation granted by Black Diamond or its affiliates under the Security Agreement shall, in any material manner, be avoided, terminated, revoked or declared void or invalid, or lose its applicable priority or perfected status; or

viii.

Makers, or its affiliates, or any one of them, does not preserve, or protect, or maintain, or account to Payee’s satisfaction for, any of the Collateral or its proceeds; or

ix.

Any representation or warranty made by Makers or any of their subsidiaries or affiliates in this Note or the Security Agreement, or by any of their officers in a writing furnished in connection with this Note or the Security Agreement, which are false in any material respect on the date made; or

x.

Makers, or either of them, may not change its business structure through merger, acquisition or other corporate action, into a non-operating entity such as a public shell, without Lender’s prior written consent;

xi.

Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operation of any Obligor, (b) the ability of any Obligor to perform their material obligations under this Note or the Security Agreement, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Obligor under this Note or the Security Agreement, or any writing executed pursuant thereto, (d) the rights and remedies of the Payee against any Obligor with respect to the Obligations (as defined in the Security Agreement), or (e) the timely payment of the principal of and interest on this Note or other amounts payable by the Makers hereunder;

xii.

Failure to maintain the vehicles or perform inspections or deliver inspection reports, as required by the Security Agreement or this Note.

e.

“Loan Documents” shall mean this Note, the Secured Promissory Note of 2015, the Security Agreement and all documents executed in connection with any of those documents.

f.

“Maturity” shall mean the date of April 3, 2018.

g.

“Operational Cash Flows” shall mean the net cash flows from operating activities as indicated on Legend’s publicly filed 10-Q or 10-K, in the Operating section of the respective Statements of Cash Flows.

h.

“Restatement Effective Date” shall mean April 3, 2016.

i.

“Secured Promissory Note of 2015” shall mean the predecessor note executed by Makers, dated April 3, 2015, in the original principal amount of $2,854,000.00, with an original maturity date of April 3, 2016.

j.

“Security Agreement” shall mean that Security Agreement executed by Black Diamond and certain of its affiliates on April 3, 2015, as it may have been or may be amended, restated, or otherwise modified from time to time in accordance with its terms.

2.

Interest. Interest : (a) has accrued at the rate of 5.0% per annum from April 3, 2015 until the Restatement Effective Date; and (b) shall accrue at the rate of 15.0% per annum from and after the Restatement Effective Date, on all outstanding balances until paid in full. Interest shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Interest on the Note shall be computed by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Payee shall determine the interest payable in accordance with this Note, and Payee’s determination thereof shall be conclusive and binding, absent manifest error. Payee waives all default interest prior to the Restatement Effective Date.

3.

Payment of Principal and Interest. All principal, accrued interest, expenses, and fees shall be paid by Makers in Dollars constituting immediately available funds on the date of payment thereof. All balances due, whether principal, interest, fees, or costs shall be paid by Makers in full upon Maturity. Prior to Maturity, (a) Makers shall make a payment in the amount of $1,000,000 on or before April 12, 2016, and (b) for each and every calendar quarter, Makers shall make a payment to Payee in the amount of 20% of the quarterly operational cash flow of Legend, as disclosed in Legend’s Form 10-Q or Form 10-K (for the fourth quarter payment), if any, no later than ten days after each filing of Legend’s Form 10-Q or Form 10-K beginning with the quarter ending June 30, 2016. Payment hereunder shall be made without setoff or counterclaim to Payee at Sher Trucking L.L.C. 3111 Bel Air Dr. #21A, Las Vegas, NV 89109, or such other location as Payee shall instruct. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on or before the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

a.

Payment of Credit Card Debt. Makers jointly and severally agree that they have jointly and severally incurred the obligations owed with respect to the Credit Card Debt and that they will not incur any further principal obligations with respect to the Credit Card Debt. In addition to all other payments required herein, Makers (i) will make monthly payments of at least $2,000.00 each month commencing in May 2016, through October 2016, by no later than the monthly due date of payments as stated on the issuer’s statement of the Credit Card Debt, and (ii) will make equal monthly payments each month commencing in November 2016, through April 2017, by no later than the monthly due date of payments as stated on the issuer’s statement of the Credit Card Debt, in an amount that will discharge in full the Credit Card by no later than April 3, 2017.

4.

Default Interest. In the event an Event of Default shall occur and be continuing, default interest will be due and owing by Makers at the rate otherwise applicable to this Note plus an additional 13% per annum. The Default Interest shall be due and payable upon demand. Default Interest shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Default Interest on this Note shall be computed by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Payee shall determine the default interest payable in accordance with this Note, and Payee’s determination thereof shall be conclusive and binding, absent manifest error.

5.

Prepayments. Makers shall have a right to prepay, and Payee shall have an obligation to accept, any tendered payment of all or any part (but in a minimum amount of $10,000) of the principal of this Note before it is due and any such prepayment shall be without penalty or premium.

6.

Security for Payment and Sale of Collateral. The indebtedness evidenced by this Note continues to be secured by the Security Agreement, which creates legal and valid encumbrances on and an assignment of all of the Collateral (as defined in the Security Agreement) and Makers reaffirm and ratify all representations, warranties, covenants, and obligations under the Security Agreement and the Loan Documents.

a.

Payee shall have such rights with respect to the Collateral as set forth in the Security Agreement. In addition, Makers agree that: (i) each vehicle’s daily driver visual inspection reports will be provided in a monthly package within five days of the end of each month; (ii) within five days of the end of each month, Makers will provide the driver’s monthly fleet status report reflecting needed repairs (with estimated costs) and repairs performed, and will also include the mileage on the vehicle, and the serial number of each tire and each wheel on the vehicle; (iii) a copy of all third party invoices evidencing all repairs on the Collateral performed by third parties will be provided to Payee with the monthly fleet status report; and (iv) Makers will provide Payee with the location of each vehicle that is part of the Collateral with the monthly fleet status report.

b.

Makers and Payee agree that any Collateral sold at any auction conducted by Ritchie Brothers is in conformity with reasonable commercial practices and will be a commercially reasonable sale of that Collateral, provided the Collateral is included in the Ritchie Brothers auction marketing materials prior to the date of sale. Neither Makers nor Payee will be responsible for the action or inaction of Ritchie Brothers in the conduct of any auction.

c.

It is the intent of the parties that the Collateral be sold quickly to reduce the amount of the Obligations owed by Makers. Makers will actively commence marketing of trailers that are part of the Collateral for sale commencing within three days of the date hereof. After twenty (20) days following the request of Payee (notwithstanding the lack of an Event of Default), trailers that are part of the Collateral and designated by Payee will be placed for auction at the next Ritchie Brothers auction (or other auction house acceptable to Makers and Payee) and the net proceeds of sale, after auction house costs and any other expenses incurred by Payee in connection with the auction or sale of the collateral including shipping, refurbishing, preparation and advertising, will be applied to the balance of this Note. After ninety (90) days following the request of Payee (notwithstanding the lack of an Event of Default), trucks that are part of the Collateral and designated by Payee will be placed for auction at the next Ritchie Brothers auction (or other auction house acceptable to Makers and Payee) and the net proceeds of sale, after auction house costs and any other expenses incurred by Payee in connection with the auction or sale of the collateral including shipping, refurbishing, preparation and advertising, will be applied to the balance of this Note, provided however that Payee may not exercise its ability to request the auction of trucks that are part of the Collateral prior to July 5, 2016.

7.

Occurrence of Event of Default.

a.

If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of Payee under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Payee may, at its option, declare any or all amounts owing under this Note, to be due and payable provided, however, that upon the occurrence of any Event of Default of the kind described in clauses (iv) or (v) of the definition of Event of Default, the obligations of Makers hereunder shall automatically become and be due and payable in full, without notice of any kind. Upon and during the continuance of an Event of Default, Makers shall permit Payee and/or its accountants or other professional advisors access at reasonable times and on reasonable prior notice to the books, accounts and records of Makers and to meet and discuss matters with Makers and their advisors.

8.

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to have been given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three days after deposit in the United States postal system by first class mail, postage prepaid; and (c) if sent by overnight courier, upon delivery, addressed to Makers or Payee at the following respective addresses or such other address as such party may from time to time designate by written notice to the other:

Payee:	Sher Trucking L.L.C. 3111 Bel Air Dr. #21A Las Vegas, NV 89109

Makers:	Legend Oil & Gas, Ltd. 555 North Point Center East Suite 410 Alpharetta, Georgia 30022

and

Black Diamond Energy Holdings LLC 555 NorthPoint Center East Suite 410 Alpharetta, GA 30022

9.

Expenses and Legal Fees. Without notice and without the Makers’ consent, Payee may incur expenses to collect amounts due under this Note, enforce the terms of this Note or any other Loan Documents, and preserve or dispose of the Collateral. Among other things, the expenses may include payments for property taxes, prior liens, insurance (including force-placed insurance), appraisals, environmental remediation costs, and attorney’s fees and costs. If Payee incurs any of these expenses, then Payee may demand immediate repayment from Makers or add the expenses to the principal balance. If Payee requests legal services by an attorney for enforcement, modification or collection, or through any legal proceeding at law or in equity or in bankruptcy, receivership, out-of-court workout, or other court proceedings, then Makers agree to pay all costs including, but not limited to, court costs and attorneys’ fees.

10.

Joint and Several Liability, Certain Waivers.

a.

BY EXECUTION OF THIS RESTATED AND AMENDED NOTE, EACH MAKER REAFFIRMS AND AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH THE OTHER MAKER, FOR THE PAYMENT AND PEFORMANCE OF ALL OBLIGATIONS UNDER THIS NOTE, AND THAT THE PAYEE CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY MAKER, IN THE PAYEE’S SOLE DISCRETION.

b.

Each Maker thereof waives the benefit of any and all defenses and discharges available to a guarantor, surety, indorser or accommodation party dependent on its character as such. Without limiting the generality of the foregoing, to the extent permitted by applicable law, each Maker waives presentment, demand for payment and notice of nonpayment or protest of any note or other instrument evidencing any of the obligations under this Note and agrees that such Maker’s liability hereunder and the security interest shall not be affected or impaired in any way by any of the following acts and things: (i) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in modification or other disposition of any of the obligations under this Note, any evidence thereof or any collateral therefor, (ii) any acceptance or release of collateral for or guarantors of any of the obligations under this Note; (iii) any failure, neglect, or omission to realize upon or protect any of the obligations under this Note, to obtain, perfect, enforce or realize upon any collateral therefor or to exercise any lien upon or right of appropriation of any moneys, credits or property toward the liquidation of any of the obligations under this Note, (iv) any application of payments or credits upon any of the obligations under this Note, or (v) any irregularity or avoidability of the obligations under this Note (including any avoidability of the obligations under this Note as fraudulent transfers or fraudulent conveyances under any applicable law). The Payee shall not be required, before exercising its rights under this Note, to first resort for payment of any of the obligations under this Note to any other person or entity, its or their properties or estates, or any collateral, property, liens or other rights or remedies whatsoever. To the extent permitted by applicable law, each Maker agrees not to exercise any right of contribution, recourse, subrogation or reimbursement available to it against any other person or property, unless and until all obligations under this Note and all other debts, liabilities and obligations owed by such Maker or Subsidiary to Payee have been paid and discharged. Each Maker expects to derive benefits from the transactions resulting in the creation of the obligations under this Note. Payee may rely conclusively on the continuing warranty, hereby made, that each Maker continues to be benefitted by the Payee’s extension of credit accommodations to the Maker, the Payee shall have no duty to inquire into or confirm the receipt of any such benefits and this Note shall be effective and enforceable by Payee without regard to the receipt, nature or value of any such benefits.

c.

General Release. Makers, for and on behalf of itself and its legal representatives, successors and assigns, waives, releases, relinquishes and forever discharges Payee, its parents, subsidiaries, and affiliates, its respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns, (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature and/or description arising on or before the execution of this Note, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which Makers, or its legal representatives, successors or assigns, ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Secured Promissory Note of 2015, the Security Agreement, the administration of any of the Loan Documents, the negotiations relating to this Note and the other Loan Documents executed in connection herewith and any other instruments and agreements executed by Borrower in connection therewith or herewith, arising on or before the Agreement Date. Borrower agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any claim released herein.

d.

No Duress or Reliance. Makers acknowledge and agree that Makers have received the advice of independent counsel, appraisers and accountants selected by Makers, or the opportunity to obtain such advice, before entering into this Note and the other Loan Documents, and Makers have not relied upon Payee or any of its officers, directors, managers, employees, agents or attorneys concerning any aspect of the transactions contemplated by this Note and the other Loan Documents. Makers have executed and delivered this Note of Makers’ own free will and will execute and deliver the other docuemnts required herein of Makers’ own free will. Makers further acknowledge that Payee has not taken advantage of Makers by threats, overreaching, unconscionable conduct or other activities, and that Makers are proceeding in all transactions contemplated hereby as a volunteer and in what Makers perceive to be Makers’ own best interest.

e.

No Further Commitment to Extend, Restructure or Forbear. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, PAYEE IS NOT COMMITTED, AND IS NOT COMMITTING AT THIS TIME, TO EXTEND THE MATURITY OR OTHERWISE RESTRUCTURE, OR FORBEAR FROM EXERCISING ANY OF ITS RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS. NO PRIOR COURSE OF DEALING, NO USAGE OF TRADE, AND NO ORAL STATEMENTS OR COMMENTS BY PAYEE OR ITS OFFICERS, EMPLOYEES, ATTORNEYS OR OTHER AGENTS WILL BE DEEMED TO BE A COMMITMENT BY PAYEE TO FORBEAR FROM EXERCISING ANY OF ITS RIGHTS OR REMEDIES, EXCEPT AS EXPRESSLY SET FORTH HEREIN, OR UNLESS THE SAME SHALL BE REDUCED IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF PAYEE.

11.

Interest Laws. Any provision in this Note, the Security Agreement or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Payee nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm, or corporation primarily obligated to pay this Note at the time in question. If any construction of this Note or any document securing this Note, or any and all other papers, agreements, or commitments, indicate a different right given to Payee or any holder hereof to ask for, demand, or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note and any other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with applicable law and proper adjustments shall automatically be made accordingly.

12.

Choice of Law and Forum. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Utah shall govern the validity, construction, enforcement, and interpretation of this Note, without reference to its conflict of laws rules and principles. With respect to any legal action or proceeding arising under this Note, each Maker, to the fullest extent permitted by law, hereby: (i) submits to the jurisdiction of the state and federal courts in the State of Utah; (ii) agrees that the venue of any such action or proceeding may be laid in Salt Lake County, Utah and waives any claim that the same is an inconvenient forum; (iii) stipulates that service of process in any such action or proceeding shall be properly made if mailed by any form of registered or certified mail (airmail if international), postage prepaid, to the address then registered in Secured Party’s records for Debtor, and that any process so served shall be effective ten (10) Business Days after mailing; (iv) waives any right to immunity from any such action or proceeding and waives any immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; and (v) waives any right to interpose any set-off or non-compulsory counterclaim or to plead laches or any statute of limitations as a defense in any such action or proceeding, and waives all provisions and requirements of law for the benefit of Debtor now or hereafter in force. No provision of this Agreement shall limit Secured Party’s right to serve legal process in any other manner permitted by law or to bring any such action or proceeding in any other competent jurisdiction.

13.

Successors-in-Interest. This Note binds and may be enforced against the successors-in-interest of Makers, except as otherwise provided. This Note shall inure to the benefit of and may be enforced by Payee and its successors and assigns. This Note may not be assigned by Makers without the prior written consent of Payee. The Payee may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of this Note and the Security Agreement to any persons or entity.

14.

Amendments. This Note may be amended only by an instrument in writing signed by Payee and Makers.

15.

Severability. The unenforceability of any provision of this Note will not affect the enforceability or validity of any other provision herein.

16.

Continuing Obligations. The obligations and liabilities of Makers under this Note shall be binding upon and enforceable against Makers and their successors and assigns. The representations, undertakings, and covenants made by the undersigned under this Note are, and shall be deemed to be, of continuing force and effect until all indebtedness and obligations of the undersigned under this Note have been fully and finally paid and performed.

17.

Authority. Makers hereby represent and warrant to Payee that, by their execution below, as follows:

(i) Makers have the full power, authority, and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Makers without exception or limitation, (ii) Makers (A) are duly organized, validly existing and in good standing under the laws of their state of organization; (B) have all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and (C) are qualified to do business in all jurisdictions in which the nature of Maker’s business requires that Maker be qualified, and

(ii) The execution, delivery and performance by each Maker of this Note will not (A) violate any provision of any existing law or regulation, or any judgment, order or award of any court, arbitrator or governmental authority; (B) violate any provision of Debtor’s articles of incorporation; or (C) violate, be in conflict with, result in a breach of or constitute a default under any agreement or instrument to which Debtor is a party or by which Debtor or any of its properties may be bound.

18.

Multiple Counterparts. This Note may be executed in multiple counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as original signatures for all purposes.

19.

Time is of the Essence. Time is of the essence to all terms and provisions set forth herein.

20.

Waiver of Trial by Jury. EACH MAKER AND THE PAYEE IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

21.

Makers’ Understanding. MAKERS ACKNOWLEDGE THAT: (A) THIS NOTE CONTAINS A COMPLETE RELEASE OF CLAIMS AND WAIVERS OF CERTAIN RIGHTS; (B) EACH HAS READ AND UNDERSTOOD THIS NOTE IN ITS ENTIRETY PRIOR TO SIGNING AND FULLY AGREES TO EACH AND EVERY PROVISION HEREOF; AND (C) EACH HAS RECEIVED A COPY HEREOF.

22.

This Note amends and restates the Secured Promissory Note of 2015 to Payee ( the “Prior Notes”), and no novation of the indebtedness evidenced thereby is intended nor shall any such novation be deemed to have occurred on account of the execution and delivery of this Note or otherwise. Upon execution and delivery of this Note, all Prior Notes shall be deemed superseded, replaced, and no longer in effect.

[Signature appears on following page]

IN WITNESS HEREOF, the undersigned have caused this Amended and Restated Secured Promissory Note to be duly executed and delivered on the date first given above.

MAKERS:

LEGEND OIL AND GAS, LTD.

By:
Name:
Title:

BLACK DIAMOND ENERGY HOLDINGS LLC

By:
Name:
Title:

Upon the consent and agreement of PAYEE:

SHER TRUCKING L.L.C.

By:
Name:
Title:

[Signature page to Amended and Restated Secured Promissory Note]